                                                      Registration No. 333-68526



    As filed with the Securities and Exchange Commission on October 19, 2001


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                    --------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                                     -------
                         AMERICAN GREETINGS CORPORATION
             (Exact name of registrant as specified in its charter)

               Ohio                                    34-0065325
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)

                  One American Road, Ohio 44144 (216) 252-7300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Jon Groetzinger, Jr.
              Senior Vice President, General Counsel and Secretary
                         American Greetings Corporation
                                One American Road
                              Cleveland, Ohio 44144
                                 (216) 252-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                               Stanley E. Everett
                                 Brouse McDowell
                            500 First National Tower
                                Akron, Ohio 44114
                                 (330) 535-5711

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| ________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for he same offering.|_|_______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

                         CALCULATION OF REGISTRATION FEE


           Title of Security                   Amount               Proposed             Proposed          Amount of
            To Be Registered              To Be Registered          Maximum              Maximum          Registration
                                                                 Offering Price         Aggregate             Fee
                                                                    Per Unit          Offering Price
7.00% Convertible Subordinated               $175,000,000             100%             $175,000,000          $43,750
Notes due July 15, 2006
Class A Common Shares, par                     12,590,655 (1)         (2)                   (2)                (2)
value $1 per share

(1) This number represents the number of Class A Common Shares that are initially issuable upon conversion of the 7.00% Convertible Subordinated Notes due July 15, 2006 registered hereby. Pursuant to Rule 416 under the Securities Act, the amount to be registered also includes an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends and antidilution provisions.

(2) No additional consideration will be received for the Class A Common Shares, and, therefore, pursuant to Rule 457(i) no additional registration fee is required for the Class A Common Shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), shall determine.

These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state in which the offer or sale is not permitted.



PROSPECTUS
                                  $175,000,000
                         AMERICAN GREETINGS CORPORATION

             7.00% CONVERTIBLE SUBORDINATED NOTES DUE JULY 15, 2006
                       OFFERED BY THE SELLING HOLDERS AND
                    12,590,655 CLASS A COMMON SHARES ISSUABLE
                          UPON CONVERSION OF THE NOTES

This prospectus covers resales by selling holders of the 7.00% Convertible Subordinated Notes Due July 15, 2006 (the "Notes") of American Greetings Corporation (the "Company") and resales of the Company's Class A Common Shares (the "Class A Common Shares") into which the Notes are convertible. The Company will not receive any of the proceeds from the sale of the Notes or the Class A Common Shares by the selling holders. The Company will pay interest on the Notes on January 15 and July 15 of each year. The first such payment will be made on January 15, 2002. The Notes mature on July 15, 2006.

On June 29, 2001, the Company issued and sold $150,000,000 of the Notes in private placement transactions to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act")), accredited investors (as defined in Rule 501 under the Securities Act) and non-U.S. persons (as defined in Regulation S under the Securities Act). On July 20, 2001 the Company issued and sold an additional $25,000,000 of Notes in similar private placement transactions, pursuant to an over-allotment option granted to the initial purchasers.

Any holder may convert Notes into Class A Common Shares at any time prior to the close of business of the maturity date of the Notes, unless earlier redeemed or repurchased. The conversion rate is 71.9466 Class A Common Shares for each $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $13.90 per Class A Common Share.

If the Company experiences a specified change in control, a holder of Notes will have the right, subject to certain conditions and restrictions, to require the Company to repurchase, with cash or Class A Common Shares, some or all of the Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date. The repurchase price is payable in cash or, at the Company's option and subject to the satisfaction of certain conditions, in Class A Common Shares. If the Company pays the repurchase price in Class A Common Shares, the Class A Common Shares will be valued at 95% of the average closing sales prices of the Class A Common Shares for the five trading days preceding and including the third trading day prior to the repurchase date. .

A selling holder may sell the Notes or the Class A Common Shares at any time at market prices or at privately negotiated prices. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.


The Class A Common Shares are traded on the New York Stock Exchange under the symbol "AM." On October 15, 2001, the last reported sale price for the Class A Common Shares on the New York Stock Exchange was $14.70 per share. The Notes currently are designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc.


See "Risk Factors" beginning on page 7 to read about factors to consider before buying the Notes or the Class A Common Shares.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       Prospectus dated October 22, 2001.

                                TABLE OF CONTENTS

Incorporation of Certain Documents by Reference..................................................................................2
Where You Can Find More Information..............................................................................................3
Summary..........................................................................................................................4
Risk Factors.....................................................................................................................7
Caution Regarding Forward-looking Statements....................................................................................14
Ratio of Earnings to Fixed Charges..............................................................................................14
Use of Proceeds.................................................................................................................15
Price Range of Class A Common Shares............................................................................................15
Description of Other Indebtedness...............................................................................................15
Description of the Notes........................................................................................................16
Description of Capital Stock....................................................................................................29
Certain United States Federal Income Tax Considerations.........................................................................30
Selling Holders.................................................................................................................33
Plan of Distribution............................................................................................................35
Legal Matters...................................................................................................................36
Experts.........................................................................................................................36

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The Securities and Exchange Commission (the "Commission") allows the Company to "incorporate" into this prospectus information that it files with the Commission in other documents. This means that the Company can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that the Company files with the Commission in the future and incorporates by reference in this prospectus automatically updates and supersedes previously filed information. The Company incorporates by reference the documents listed below and any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the sale of all the Notes and the Class A Common Shares covered by this prospectus: (a) its Annual Report on Form 10-K for the fiscal year ended February 28, 2001; (b) its Form 10-Q for the fiscal quarters ended May 31, 2001 and August 31, 2001; (c) the description of its capital contained in its registration statement on Form 8-A filed with the Commission on February 6, 1998, including any amendments or reports filed for the purpose of updating that description; and (d) all its other filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.



UPON REQUEST. YOU MAY OBTAIN WITHOUT CHARGE COPIES OF ANY OR ALL OF THESE DOCUMENTS, INCLUDING EXHIBITS. PLEASE MAKE YOUR REQUEST TO JON GROETZINGER, JR., SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AMERICAN GREETINGS CORPORATION, ONE AMERICAN ROAD, CLEVELAND, OHIO 44144; TELEPHONE (216) 252-7300.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Commission. You may read and copy any document the Company has filed at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. This prospectus is part of a registration statement that the Company filed with the Commission. The registration statement contains more information than this prospectus regarding the Company, the Notes and the Company's capital stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission's Internet site.

The following items referred to in this document are trademarks which are federally registered, or for which applications for registration are pending, in the United States pursuant to applicable intellectual property laws and are the property of the Company or its subsidiaries: Strawberry Shortcake, Holly Hobbie and the Care Bears.

                                     SUMMARY

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before making an investment decision. You should read carefully this entire prospectus. In particular, you should read the section titled "Risk Factors" and the financial statements and the notes relating to those statements incorporated into this prospectus. The Company's fiscal year ends on February 28 or 29. References to a particular fiscal year refer to the fiscal year ending in February of that year. For example, fiscal 2001 refers to the year ended February 28, 2001. The term "you" refers to a prospective investor. The address of the Company's principal executive offices is One American Road, Cleveland, Ohio, 44144-2398, and its telephone number is (216) 252-7300. The Company's website is located at www.americangreetings.com. Information contained on the Company's website does not constitute, and shall not be deemed to constitute, part of this prospectus.

                                    Business

Founded in 1906, the Company is the second largest greeting card company in the world with approximately 39% market share of the $7 billion U.S. greeting card industry. It creates, manufactures and distributes greeting cards, gift wrap, party goods, calendars, candles, balloons, stationery, non-prescription reading glasses and educational products. The Company sells its products internationally in over 70 countries through its wholly owned subsidiaries and licensees. It offers online greeting cards through its subsidiary AmericanGreetings.com. The contribution of each major product category as a percentage of fiscal 2001 net sales was: everyday greeting cards (42%), seasonal greeting cards (20%), gift wrap and wrap accessories (16%) and other products (22%). For fiscal 2001, the Company had net sales of $2.5 billion and Adjusted EBITDA of $260.1 million. "Adjusted EBITDA" represents earnings before non-recurring items, interest expense, income taxes, other expense (income)-net and depreciation and amortization. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. Adjusted EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles, or GAAP, and it does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Included in other expense (income)-net and in depreciation and amortization is goodwill amortization of $8,723,000 for fiscal 2001.

Customers

The Company sells to and services more than 100,000 retail stores worldwide, of which more than 70,000 are located in the United States. It has the number one position in the mass retail distribution channel in the United States (which comprises mass merchandisers, chain drug stores and supermarkets), where the Company has a market share in excess of 50%. The Company has strong relationships with key retailers including Wal-Mart, Kmart, Target, Toys R Us, Rite Aid, CVS, Consolidated Stores, Eckerd, Kroger, Albertsons, Winn-Dixie, Royal Ahold and H.E.B. It has agreements with various retailers for the supply of greeting cards and related products. Under those agreements, customers typically grant the Company preferred supplier status and commit to minimum sales volumes in consideration of allowances, discounts and other terms of sale. In order to maximize sell-through for our retail partners, the Company has approximately 21,800 part-time merchandisers in the field to ensure in-stock position, superior merchandising and product freshness.

Production and Distribution

The Company is a fully integrated company in the social expressions industry. It has one of the largest design studios in the world, with over 300 artists generating more than 30,000 new design concepts annually. The Company has a digital library with over 100,000 active designs that consist of well-known images such as Strawberry Shortcake, Holly Hobbie and the Care Bears. These designs are manufactured in its state-of-the-art facilities located in North America, the United Kingdom, Australia, New Zealand, Malaysia and South Africa. The Company has developed an automated distribution system whereby it is able to replenish retailers' shelves within days of initiating a re-order in order amounts as small as two or three cards.

                                  The Industry

The social expression industry, which includes greeting cards, gift wrap and related accessories that are used to express feelings and celebrate special occasions, is a more than $12 billion industry in the United States. The industry is highly fragmented, with over 2,000 companies. The Company's principal competitor is Hallmark Cards, Incorporated, which is privately held. The major component of the social expression industry is greeting cards, which is a $7 billion industry in the United States. Greeting cards are low-priced, necessity-related purchases that are a strong source of cash flow and a vital component of our retail partners' product mix. Over the last ten years, greeting card dollar sales have grown at a compound annual growth rate of approximately 2.6%.

                                Executive Offices

The Company's principal executive offices are located at One American Road, Cleveland, Ohio 44144-2398, and its telephone number is (216) 252-7300.

                                  The Offering

Capitalized terms used in this summary are defined in the "Description of Notes -- Certain Definitions" section of this prospectus.

Interest                               The Company will pay interest on the
                                        Notes semi-annually on January 15 and
                                        July 15 of each year, commencing January
                                        15, 2002.

Maturity                                The Notes mature on July 15, 2006.

Conversion                              The Notes are convertible at the option
                                        of the holder into Class A Common Shares at any time before the close of business on July 15, 2006, unless the Company has repurchased the Notes. The conversion rate is 71.9466 Class A Common Shares for each $1,000 principal amount of Notes. The conversion rate is subject to adjustment upon the occurrence of certain events.


Subordination                           The Notes are subordinated to the
                                        Company's senior indebtedness, as that
                                        term is defined in "Description of
                                        Notes--Subordination." The Notes also
                                        are effectively subordinated in right of payment to all indebtedness and other liabilities of its subsidiaries. As of September 30, 2001, the Company had outstanding senior indebtedness of approximately $867.4 million and its subsidiaries had approximately
                                        $204.7 million of indebtedness and
                                        other liabilities outstanding (including trade payables). The indenture under which the Notes were issued does not restrict the incurrence of senior indebtedness or any other indebtedness, by the Company or any of its subsidiaries. See "Description of
                                        Notes-- Subordination" at page 21.


Global Note; Book-Entry System          The Notes are issued in book-entry form,
                                        registered in the name of DTC or its
                                        nominee. Purchasers will not receive
                                        individually certificated Notes.
                                        Instead, the Notes are evidenced by a
                                        global note, in fully registered form
                                        and without coupons in minimum
                                        denominations of $1,000, and deposited
                                        with the trustee, as custodian for DTC.
                                        The interest of any holder in the global note will be shown on, and transfers of that interest will be effected only through, records maintained by DTC and its direct and indirect participants.
                                        See "Description of Notes-- Form,
                                        Denomination, Transfer, Exchange and
                                        Book-Entry System" at page 17.

Repurchase                              If the Company experiences a specified
                                        change in control, a holder of Notes
                                        will have the right, subject to certain
                                        conditions and restrictions, to require
                                        the Company to repurchase, with cash or
                                        stock, some or all of the Notes at a
                                        price equal to 100% of the principal
                                        amount plus accrued and unpaid interest
                                        to the repurchase date. The repurchase
                                        price is payable in cash or, at the
                                        Company's option and subject to the
                                        satisfaction of certain conditions, in
                                        Class A Common Shares. If the Company
                                        pays the repurchase price in Class A
                                        Common Shares, the shares will be valued at 95% of the average closing sales prices of the Class A Common Shares for the five trading days preceding and including the third trading day prior to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders
                                        Upon a Change of Control" at page 24.

Use Of Proceeds                         The Company will not receive any of the
                                        proceeds from the sale of the Notes or
                                        the Class A Common Shares by the selling holders.

Events Of Default                       Events of default include:

                                        o    failure to pay principal of or
                                             premium, if any, on any of the
                                             Notes when due;
                                        o    failure to pay interest on any
                                             of the Notes within 30 days after
                                             payment becomes due, whether or not
                                             such payment is prohibited by the
                                             provisions of the indenture;
                                        o    failure to perform or comply with
                                             certain covenants in the indenture
                                             with respect to the Notes, and such
                                             failure is not cured within 60 days
                                             after the Company is given written
                                             notice of such failure;
                                        o    failure by the Company or any of
                                             its subsidiaries to pay when due
                                             (either at final maturity or upon
                                             acceleration of the due date), more
                                             than $20 million of indebtedness
                                             for money borrowed, and such
                                             indebtedness is not discharged, or
                                             such acceleration is not rescinded
                                             or annulled, within 60 days after
                                             the Company receives written notice
                                             of such failure;
                                        o    certain events of bankruptcy,
                                             insolvency or reorganization of the
                                             Company; and
                                        o    failure to provide the required
                                             notice of any change in control or
                                             to pay the repurchase price in
                                             connection with a change in
                                             control, whether or not the notice
                                             is prohibited by the subordination
                                             provisions of the indenture.

Trading The Notes currently are designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. The Class A Common Shares trade on the New York Stock Exchange under the symbol "AM."

Governing Law                           The indenture and the Notes are governed
                                        by the laws of the State of New York.

Risk Factors                            For a description of some of the risks
                                        you should consider before buying the
                                        Notes or the Class A Common Shares, see
                                        "Risk Factors" beginning on page 7 of
                                        this prospectus.

Ratio Of Earnings To Fixed Charges


                                Six Months
                                Ended August 31,                  Year Ended February 28 or 29,


                            2000          2001         1997          1998            1999          2000          2001
                            1.1x           -           6.3x          8.2x            6.9x          3.7x          2.3x



                          The amount of the deficiency for the first six months of fiscal 2002 was $140,027,000. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings plus fixed charges. For purposes of determining this ratio, earnings represent earnings before income taxes and the cumulative effect of accounting change. Fixed charges consist of interest expense and the estimated interest component of rent expense.








                                  RISK FACTORS

Your investment in the Notes involves significant risk. You should carefully consider the following risk factors and the other information set forth in this prospectus before deciding to purchase any Notes.

RISKS RELATING TO THE OFFERING

THE COMPANY'S SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER THE NOTES.


The Company is highly leveraged. On September 30, 2001, it had total indebtedness of approximately $968 million and shareholders' equity of approximately one billion. The Company and its subsidiaries will be permitted to incur additional indebtedness in the future. See "Description of Notes" at page
16. In addition, the Company may incur substantial further indebtedness under any new credit facilities that it may enter into, whether or not on the terms currently contemplated. Its ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future operating performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company's control. Based upon the Company's current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under credit facilities, will be adequate to meet currently anticipated funding requirements. Management cannot assure you that the Company will have adequate liquidity to fund its ongoing cash needs. It may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available under existing credit facilities in an amount sufficient to enable it to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. The degree to which the Company will be leveraged could have important consequences to holders of the Notes, including, but not limited to:


o making it more difficult for the Company to satisfy its obligations with respect to the Notes;

o increasing the Company's vulnerability to general adverse economic and industry conditions;

o limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

o requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes; and

o limiting the Company's flexibility in planning for, or reacting to, changes in our business and the industry.

In addition, the indenture contains financial and other restrictive covenants that limit the Company's ability to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Description of Notes" at page 16.

THE NOTES ARE JUNIOR TO THE COMPANY'S SENIOR DEBT.

The Notes are subordinated in right of payment to all the Company's current and future senior debt. Upon any distribution to the Company's creditors in a liquidation or dissolution, the holders of senior debt are entitled to be paid in full before any payment may be made with respect to the Notes. In addition, the subordination provisions of the indenture provide that payments with respect to the Notes are blocked in the event of a payment default on senior debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior debt. In the event of the Company's bankruptcy, liquidation or reorganization, holders of the Notes will participate ratably with all holders of subordinated indebtedness that is deemed to be of the same class as the Notes and potentially with all other general creditors, based upon the respective amounts owed to each holder or creditor, in the Company's remaining assets. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of senior debt.


In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the Notes will instead be paid to holders of senior debt under certain circumstances. As a result of these provisions, other creditors (including trade creditors) that are not holders of senior debt may recover more, ratably, than the holders of the Notes. In addition, the Notes will be effectively subordinated to all outstanding obligations of any of the Company's subsidiaries. As of September 30, 2001, the Company had $867.4 million of senior debt outstanding and its subsidiaries had $204.7 million of outstanding debt and other liabilities (including trade payables). In addition, the Company is able to incur a significant amount of additional senior indebtedness under its existing credit facilities. The indenture also permits the incurrence of substantial additional indebtedness, including senior debt, by the Company and its subsidiaries in the future. See "Description of Other Indebtedness" at page 15.


THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE DEBT OF THE COMPANY'S
SUBSIDIARIES.


The Company derives much of its revenue from its subsidiaries. The indenture governing the Notes permits the incurrence of substantial additional indebtedness by the Company and its subsidiaries, and does not require its subsidiaries to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of a subsidiary, holders of any of such subsidiary's indebtedness will have a claim to the assets of the subsidiary that is prior to its interest in those assets. As of September 30, 2001, the aggregate amount of indebtedness and other liabilities of the Company's subsidiaries (including trade payables) was approximately $204.7 million. If any subsidiary indebtedness were to be accelerated, there can be no assurance that the assets of such subsidiary would be sufficient to repay such indebtedness or that the Company's assets and the assets of its other subsidiaries would be sufficient to repay in full its indebtedness, including the Notes. See "Description of Other Indebtedness" at page 15.


THE PRICE OF THE COMPANY'S CLASS A COMMON SHARES, AND THEREFORE THE PRICE OF ITS NOTES, MAY BE VOLATILE, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

The market price for the Company's Class A Common Shares has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

o    announcements of developments related to the Company's business;

o    fluctuations in the Company's results of operations;

o sales of substantial amounts of the Company's securities into the marketplace;

o    general conditions in the Company's industry or the worldwide economy;

o    an outbreak of war or hostilities;

o a shortfall in revenues or earnings compared to securities analysts' expectations;

o    changes in analysts' recommendations or projections; and

o    announcements of new acquisitions or other projects by the Company.

The market price of Class A Common Shares may fluctuate significantly in the future, and these fluctuations may be unrelated to its performance. General market price declines or market volatility in the future could adversely affect the price of Class A Common Shares, and the current market price may not be indicative of future market prices. The trading price of the Notes is, in part, a function of the market price of Class A Common Shares.

FUTURE SALES OF THE COMPANY'S CAPITAL STOCK MAY DEPRESS PRICES OF ITS CLASS A COMMON SHARE PRICES AND THE NOTES.


Sales of a substantial amount of the Company's capital stock in the public market, or the appearance that such amount is available for sale, could adversely affect the market price for Class A Common Shares. As of September 30, 2001, the Company had the following equity securities and options to purchase equity securities outstanding: 62,758,273 Class A Common Shares; options to purchase 9,365,365 Class A Common Shares; 4,626,791
Class B Common Shares; and options to purchase 1,122,963 Class B Common Shares.

In addition, 13,004,002 Class A Common Shares and 1,511,578 Class B Common Shares were reserved for issuance pursuant to options granted or available for grant under the Company's stock options plans and employee stock purchase plan. Class B Common Shares may be converted into Class A Common Shares at any time at the election of the holder.


THE COMPANY'S CHARTER DOCUMENTS AND OHIO LAW MAY INHIBIT A TAKEOVER AND LIMIT THE COMPANY'S GROWTH OPPORTUNITIES, WHICH COULD CAUSE THE MARKET PRICE OF ITS CLASS A COMMON SHARES TO DECLINE.

Certain provisions of Ohio law and the Company's Articles of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Its Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy context or other takeover bid for the Company. In addition, its Articles of Incorporation provide for Class B Common Shares, which have ten votes per share. Applicable provisions of Ohio law also restrict the Company's ability to engage in certain business combination transactions with owners of 10% or more of the outstanding common shares. See "Description of Capital Stock" at page 29.

THE COMPANY MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon a change of control, the Company will be required to offer to repurchase all outstanding Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of Notes tendered or that restrictions in its credit facilities will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a change of control but would increase the amount of debt outstanding at such time. See "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control" at page 24.

NO PUBLIC MARKET EXISTS FOR THE NOTES, AND THE PRICE OF THE NOTES MAY BE
VOLATILE.

There is no existing market for the Notes and, although the Notes are eligible for trading in PORTAL, there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the prices at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. In addition, if the Company or its securities are downgraded by any rating agency, the trading price of the Notes may decrease. The initial purchasers have advised the Company that they intend to make a market in the Notes offered hereby. However, they are not obligated to do so, and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange.

FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE NOTES UNDER CERTAIN CIRCUMSTANCES.

Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company, at the time it incurred the indebtedness evidenced by the Notes, (1) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes it would incur, debts beyond its ability to pay such debts as they mature, and (2) the Company received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes could be voided, or claims in respect of the Notes could be subordinated to all of the Company's other debts. In addition, the payment of interest and principal by the Company pursuant to the Notes could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the Company's creditors. The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if:

o the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

o   the Company could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, management believes the Company will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's conclusions in this regard.

RISKS RELATING TO THE COMPANY'S BUSINESS

THE COMPANY CANNOT ASSURE YOU THAT IT WILL HAVE ADEQUATE LIQUIDITY TO FUND ITS ONGOING CASH NEEDS.

Over the next twelve months, the Company will face significant capital requirements in order to fund its restructuring program, its negotiated contract with a major mass merchandiser, and its seasonal working capital needs. In addition, the Company may have additional funding needs during or after that period that are not currently anticipated. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to management or within limitations that are contained in the Company's current or future financing arrangements. Failure to obtain any necessary additional financing could result in the delay or abandonment of some or all of the Company's restructuring plans, negatively impact its ability to make capital expenditures and result in its failure to meet its obligations.

In addition, from 1992 to 1999, the Company took certain tax deductions related to its corporate-owned life insurance programs (COLI). Recently, a federal tax decision unfavorable to another corporation for a similar COLI issue was published. As a result, the Company recorded a non-cash charge of approximately $143 million in the fourth quarter of 2001, which management estimates to be the Company's potential tax exposure. Although management believes that in the event of a proceeding against the Company, it would actively defend itself and believes it could distinguish certain of its COLI plans from those addressed in the prior litigation, there can be no assurance that the Company would be successful, and the Company could be required to pay the amount of its recorded charge to the Internal Revenue Service. In this event, the Company would require additional financing to provide the cash for such a payment. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company or within limitations that are contained in its current or future financing arrangements.


THE COMPANY CANNOT ASSURE YOU THAT IT WILL BE ABLE TO IMPLEMENT ITS PROPOSED COST SAVINGS INITIATIVES OR THAT THOSE INITIATIVES WILL PRODUCE THE ANTICIPATED POSITIVE EFFECTS.

In November 2000, management announced that the Company would undertake a review of its operations, focusing on process improvements. In March 2001, the Company devised a restructuring plan for its core greeting card business that is expected to improve efficiency and reduce costs. The restructuring plan includes a rationalization process, a product line size reduction program, the consolidation of its facilities and workforce reduction of approximately 1,500 employees, or approximately 13% of its current full-time workforce. The reorganization is expected to result in a pre- tax charge of between $200 million and $220 million in fiscal 2002. Although management believes the implementation of the restructuring is feasible on the schedule currently contemplated, the Company may encounter unanticipated difficulties in doing so. There can be no assurance that the anticipated cost savings will be realized as a result of the implementation of the restructuring plan. In addition, several large retailers, two of whom together represented approximately 15% of its sales in fiscal 2001, have encouraged the Company to implement scan-based trading, which is a form of consignment selling where inventory is held on the Company's books, instead of the books of its retailers, until an actual sale to a consumer occurs. The Company is in the process of implementing scan-based trading with certain retailers, and it expects this implementation to result in a one-time pre-tax charge of between $80 and $90 million in fiscal 2002, and it anticipates the effects on the Company to be an ongoing reduction in working capital, maximization of retail productivity and throughput, reduced costs and enhanced retailer relationships. However, there can be no assurance that the expected benefits of scan-based trading will be realized.

THE COMPANY HAS A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

The Company experienced a loss in fiscal 2001 and may incur additional losses in the future. The Company has and will continue to have a substantial amount of interest expense in respect of debt incurred and depreciation and amortization expenses relating to its recent acquisitions as well as its fiscal 2002 restructuring program. Such expenses have contributed to the net losses the Company experienced. Management expects that the Company will continue to incur such non-operating expenses at increased levels as a result of its recent acquisitions, scan-based trading, the restructuring program and its renegotiated contract with a major mass merchandiser.

THE COMPANY RELIES ON A FEW LARGE CUSTOMERS FOR A SIGNIFICANT PORTION OF ITS SALES.

A few of the Company's customers are material to its business and operations. In both fiscal 2000 and fiscal 2001, its largest customer represented approximately 10% of its consolidated net sales. Aggregate consolidated net sales to its five largest customers represented approximately 29% of its total consolidated net sales in fiscal 2001. There can be no assurance that these large customers will continue to purchase its products in historical quantities. The loss of sales to one of its large customers could materially adversely affect the Company, its operating results, its financial condition and its prospects.

DIFFICULTIES IN INTEGRATING POTENTIAL ACQUISITIONS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

The Company regularly evaluates potential acquisition opportunities to support and strengthen its business. The Company cannot be sure that it will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully. Future acquisitions may require the Company to incur additional debt and contingent liabilities, which may materially and adversely affect its business, operating results and financial condition. Furthermore, the process of integrating acquired businesses effectively involves the following risks:

o   assimilating operations and products may be unexpectedly difficult;

o   management's attention may be diverted from other business concerns;

o the Company may enter markets in which it has limited or no direct experience; and

o   the Company may lose key employees of an acquired business.

The Company does not currently have any material agreements relating to proposed or pending acquisitions or joint ventures.

THE COMPANY'S OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL BASIS.

The greeting card business is a seasonal business based on holidays, with results of operations for the first, second and fourth quarters generally being lower than those of the third quarter. Consequently, the Company's overall operating results in the future may fluctuate substantially based on seasonal demand for its products. Such variations in demand could have a material adverse effect on the timing of its cash flows and therefore its ability to service its obligations with respect to the Notes.

THE COMPANY OPERATES IN AN EXTREMELY COMPETITIVE MARKET, AND ITS BUSINESS WILL SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY.

The Company operates in a highly competitive industry. The greeting card business is extremely concentrated and the Company is one of only two main competitors, which together encompass over 75% of the overall market. The Company's main competitor may have substantially greater financial, technical or marketing resources, a greater customer base, stronger name recognition and a lower cost of funds than the Company does, and it also has longstanding relationships with certain large customers to which it may offer products not provided by the Company, which may put the Company at a competitive disadvantage. As a result, this competitor or others may be able to:

o   adapt to changes in customer requirements more quickly;

o   take advantage of acquisition and other opportunities more readily; and

o devote greater resources to the marketing and sale of its products and adopt more aggressive pricing policies than the Company can.

There can be no assurance that the Company will be able to continue to compete successfully in this market or against such competition. If the Company is unable to introduce new and innovative products that are attractive to its customers, or are unable to allocate sufficient resources to effectively market and advertise its products so that they achieve widespread market acceptance, the Company may not be able to compete effectively and its operating results and financial condition will be adversely affected.

THE COMPANY MAY BE ADVERSELY AFFECTED BY RETAIL TRENDS AND VOLATILITY.

The Company's business and that of most of its customers is cyclical and has historically experienced periodic downturns in direct relation to general economic downturns. A downturn in the economy may affect consumer purchases of discretionary items, which could adversely affect the Company's sales. The Company's success depends on the sustained demand for its products. Many factors affect the level of consumer spending on its products, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as the Company's products, tend to decline during recessionary periods when disposable income is lower. These downturns have been characterized by diminished product demand and subsequent accelerated erosion of average selling prices. A general slowdown in the economies in which the Company sells its products or even an uncertain economic outlook could adversely affect consumer spending on its products and, in turn, its sales and results of operations. With the growing trend toward towards retail trade consolidation, the Company is increasingly dependent upon a reduced number of key retailers whose bargaining strength is growing. The Company may be negatively affected by changes in the policies of its retail trade customers, such as inventory de-stocking, limitations on access to shelf space, scanbased trading and other conditions. Increased consolidations in the retail industry could result in price and other competition that could damage the Company's business.

TWO SIGNIFICANT STOCKHOLDER GROUPS CONTROL A SUBSTANTIAL PORTION OF THE COMPANY'S OUTSTANDING CAPITAL STOCK.

As of September 30, 2001, two significant stockholder groups beneficially owned approximately 52% in the aggregate of the Company's outstanding Class B Common Shares. Class A Common Shares are entitled to one vote per share, and Class B Common Shares are entitled to ten votes per share. Accordingly, holders of Class B Common Shares, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation or Code of Regulations, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with your interests. Two of the nine members of the Company's board of directors are members of one of these stockholder groups. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other shareholder will be able to affect the Company's management or strategic direction. These factors may also have the effect of delaying or preventing a change in the Company's management or voting control or its acquisition by a third party.


THE LOSS OF KEY MEMBERS OF THE COMPANY'S SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT ITS BUSINESS.

The Company's success depends largely on the efforts and abilities of its current senior management team. Their experience and industry contacts significantly benefit the Company. If the Company were to lose the benefit of their experience and contacts, its business could be adversely affected.

POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH THE COMPANY OPERATES COULD ADVERSELY AFFECT THE COMPANY.

A portion of the Company's current operations are conducted and located abroad. International revenue represented 17.1% of total revenue in fiscal 2001 and 19.5% of total revenue in fiscal 2000. Management expects that international revenue will continue to represent a significant portion of the Company's total revenue in the foreseeable future. The success of its sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond its control, including economic conditions in the foreign countries in which the Company sells its products and services. Its international sales and operations may also expose the Company to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the Company's business or market opportunities within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy.

THE COMPANY'S BUSINESS COULD BE ADVERSELY AFFECTED IF MANAGEMENT IS UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.


The Company is subject to a limited number of collective bargaining agreements. At September 30, 2001, the Company had a total of approximately 12,231 full-time employees and approximately 27,128 part-time employees. Approximately 2,700 of its hourly plant employees are unionized, of which 100% are covered by eight collective bargaining agreements. These agreements expire at various times over the next four years. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. The Company can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to the Company will be established. Failure to renew such agreements could adversely impact the Company's financial condition and results of operations.





VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO ITS BUSINESS MAY REQUIRE THE COMPANY TO TAKE ACTIONS WHICH WILL ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

The Company's business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although management believes the Company is in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and management is unable to predict the ultimate cost of compliance with these requirements or their effect on the Company's operations. The Company may be required to make significant expenditures to comply with governmental laws and regulations. Management cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on the Company's results of operations and financial condition.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties and include statements regarding position, business strategy and other plans and objectives for future operations and statements which are not historical facts. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, retail bankruptcies and consolidations, successful integration of acquisitions, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales and competitive terms of sale offered to customers. Risks pertaining specifically to the Company's electronic marketing business include the ability of AmericanGreetings.com to attract strategic partners as investors, the viability of online advertising as a revenue generator and the public's acceptance of online greetings and other social expression products. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to the Company or persons acting on our behalf. Except for its ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any intention or obligation to update forward-looking statements after the distribution of this prospectus. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown.


                                      Six Months
                                      Ended August 31,                           Year Ended February 28 or 29,


                                    2000          2001         1997          1998            1999          2000          2001
                                    1.1x           -           6.3x          8.2x            6.9x          3.7x          2.3x




The amount of the deficiency for the first six months of fiscal 2002 was $140,027,000. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings plus fixed charges. For purposes of determining this ratio, earnings represent earnings before income taxes and the cumulative effect of accounting change. Fixed charges consist of interest expense and the estimated interest component of rent expense.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Notes or the Class A Common Shares by the selling holders.

                      PRICE RANGE OF CLASS A COMMON SHARES

The Class A Common Shares are traded on the NYSE under the symbol "AM." Set forth below are the high and low sales prices of the Class A Common Shares for the periods indicated as reported on the NYSE Composite Tape.


                                                                                                   HIGH          LOW

FISCAL QUARTER ENDED AUGUST 31, 2001.............................................................14.25          10.36
FISCAL QUARTER ENDED MAY 31, 2001................................................................12.60           9.95

FISCAL YEAR ENDED FEBRUARY 28, 2001
   First Quarter.................................................................................19 9/16        15 5/16
   Second Quarter................................................................................24 1/16        16 7/8
   Third Quarter.................................................................................20.13           8.94
   Fourth Quarter................................................................................13.91           8.19
FISCAL YEAR ENDED FEBRUARY 29, 2000
   First Quarter.................................................................................28 13/16       22 5/16
   Second Quarter................................................................................32 3/8         27 3/16
   Third Quarter.................................................................................28 1/2         23 1/16
   Fourth Quarter................................................................................25 11/16       17 1/4
FISCAL YEAR ENDED FEBRUARY 28, 1999
   First Quarter................................................................................ 49 7/16        44 7/8
   Second Quarter................................................................................53 3/4         36 5/8
   Third Quarter.................................................................................44             35
   Fourth Quarter................................................................................44 5/16        22



On October 15, 2001 the last reported sales price of the Company's Class A Common Shares on the NYSE was $14.70 per share. As of September 28, 2001, there were approximately 6,198 shareholders of record of Class A Common Shares, and there were 62,758,273 Class A Common Shares issued and outstanding.


                        DESCRIPTION OF OTHER INDEBTEDNESS

THE CREDIT AGREEMENT


On August 7, 2001, the Company entered into a Credit Agreement with Keybank National Association, as Documentation Agent, National City Bank and Goldman Sachs Credit Partners L.P., as Joint-Lead Arrangers and Co- Syndication Agents, National City Bank, as Administrative Agent, and certain other lenders. That Credit Agreement provides for (i) a $105,000,000.00, 364-day revolving facility, a $120,000,000.00 general revolving facility maturing Jan. 15, 2006, and a $125,000,000.00 term loan maturing June 15, 2006. The Company has the option to request a one-year extension of the 364-day revolving facility. Borrowings under the various facilities can be made on a fixed or variable rate basis, with the rate dependent upon the Company's credit rating. Loans under the Credit Agreement are secured by a security interest in all tangible personal property owned by the Company and a mortgage lien in and to all real property owned by the Company. The loans are further secured by a pledge of substantially all of the Company's stock in its domestic subsidiaries. Substantially all of the Company's domestic subsidiaries have guaranteed payment of the loans to the Company, and have granted the lenders security interests and mortgage liens in personal property and real estate owned by such subsidiaries. At September 30, 2001, (i) $55,000,000 was outstanding under the 364-day revolving facility; (ii) $65,000,000 was outstanding under the general revolving commitment; and (iii) $125,000,000 was outstanding under the term loan. A general facility fee, 364-day facility fee and global agent fees are due on the facilities and can vary with the Company's credit rating. The Credit Agreement contains various restrictive covenants which require, among other things, that the Company meet specified periodic financial ratios, minimum net worth and earnings requirements. The Credit Agreement restricts the Company's ability to incur additional indebtedness and to engage in acquisitions of other businesses and entities.


The Second Amended and Restated Credit Agreement, dated April 30, 2001, among the Company, Bank of America, N.A., as Global Agent, Banc of America Securities Limited, as UK Facility Agent, National City Bank, as Global Co-Syndication Agent, Bank One, Michigan, as Global Co-Syndication Agent, and certain other lenders, was terminated and repaid with the proceeds of borrowings under the Credit Agreement.

6.10% SENIOR NOTES DUE 2028

The Company has outstanding its 6.10% Senior Notes due August 1, 2028. The existing Notes are its senior unsecured obligations, rank on parity with all of its existing and future senior unsecured debt and rank senior to all of its future subordinated debt. If the Company incurs any secured senior debt in the future, the Company will be required to secure the existing Notes on an equal and ratable basis. The Company may not redeem the existing Notes prior to their maturity. A registered holder of an existing note may elect to have that note, or a portion that is a multiple of $1,000, repaid on August 1, 2008 at 100% of the principal amount thereof, together with accrued interest.

11.75% SENIOR SUBORDINATED NOTES DUE 2008

The Company has outstanding $260 million aggregate principal amount of its 11.75% senior subordinated Notes due 2008. These Notes are its general unsecured obligations, are subordinated in right of payment to all its existing and future senior debt and are pari passu in right of payment with any of its future senior subordinated indebtedness. The Company may not redeem these Notes prior to July 15, 2005. After such time, the Company may redeem these Notes at certain prices. The Notes offered hereby are subordinated to the senior subordinated notes.

                              DESCRIPTION OF NOTES

The Company issued the Notes on June 29, 2001 under a document called the "Indenture." The Indenture is a contract between the Company and National City Bank, as Trustee. The Indenture and the Notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the Notes and the Indenture that may be important to you, and the description in this section is subject to and qualified in its entirety by reference to all the provisions of the Indenture. In this section, capitalized words are used to signify defined terms that have been given special meaning in the Indenture. Only the more important terms are described. You should read the Indenture itself for a full description of the terms of the Notes. Wherever reference is made to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "the Company" or "its" refer solely to American Greetings Corporation and not its subsidiaries.

GENERAL

The Notes are general, unsecured obligations of the Company. The Notes are subordinated, which means that they rank behind certain of the Company's indebtedness, as described below. The aggregate principal amount of the Notes is $175,000,000. The Company is required to repay the principal amount of the Notes in full on July 15, 2006. The Notes bear interest at the rate of 7.00% per annum from June 29, 2001. Interest is computed on the basis of a 360-day year of twelve thirty-day months. The Company will pay interest on the Notes on January 15 and July 15 of each year, commencing on January 15, 2002.

You may convert the Notes into the Company's Class A Common Shares initially at the conversion rate of 71.9466

Class A Common Shares for each $1,000 principal amount of Notes at any time before the close of business on July 15, 2006, unless the Notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below.

If there is a Change in Control of American Greetings, you may have the right to require the Company to repurchase your Notes as described below under "-- Repurchase at Option of Holders Upon a Change in Control" at page 24.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

The Notes have been issued only in fully registered form, without interest coupons and in denominations of $1,000 and greater multiples.

The Notes are evidenced by one or more global notes deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions set forth under "Notice to Investor." Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

o DTC notifies the Company that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

o an Event of Default with respect to the Notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

o you cannot get Notes registered in your name if they are represented by the global note;

o you cannot receive certificated (physical) Notes in exchange for your beneficial interest in the global notes;

o you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

o   all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. Management makes no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

The Company will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, in respect of the Notes, to Cede, the nominee for DTC, as the registered owner of the global note. The Company will make these payments by wire transfer of immediately available funds on each payment date.

The Company has been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the account of customers registered in "street name."

The Company will send any redemption notices to Cede. The Company understands that if less than all the Notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

The Company also understands that neither DTC nor Cede will consent or vote with respect to the Notes. The Company has been advised that under its usual procedures, DTC will mail an "omnibus proxy" to the Company as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.


DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant or participants has or have given such direction.

DTC has also advised the Company as follows:

o DTC is a limited purpose trust company organized under the laws of the State of New York,

o    a member of the Federal Reserve System,

o a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The Company and the Trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and the Company and the Trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

You may, at your option, convert any portion of the principal amount of any Note that is an integral multiple of $1,000 into Class A Common Shares at any time prior to the close of business on the maturity date, unless the Notes have been previously repurchased, at a conversion rate of 71.9466 Class A Common Shares per $1,000 principal amount of Notes. The conversion rate is equivalent to a conversion price of approximately $13.90. Your right to convert a Note delivered for repurchase will terminate at the close of business on the repurchase date for that Note, unless the Company defaults in making the payment due upon repurchase.

You may convert all or part of any Note by delivering the note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, the City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the Trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered.

As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full Class A Common Shares issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the Trustee to the conversion agent for delivery to the Holder. Class A Common Shares issuable upon conversion of the Notes will be fully paid and nonassessable and will rank equally with other Class A Common Shares.

If you surrender a Note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the next preceding Interest Payment Date to the conversion date, except as described below in this paragraph. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes (or portions thereof) to be repurchased on the repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date (as defined below under "-- Payment and Conversion") but before the next succeeding Interest Payment Date, interest payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such Note on such Regular Record Date.

No other payment or adjustment for interest, or for any dividends in respect of Class A Common Shares, will be made upon conversion. Holders of Class A Common Shares issued upon conversion will not be entitled to receive any dividends payable to holders of Class A Common Shares as of any record time or date before the close of business on the conversion date. The Company will not issue fractional shares upon conversion. Instead, the Company will pay cash based on the market price of Class A Common Shares at the close of business on the conversion date.

You will not be required to pay any taxes or duties relating to the issue or delivery of Class A Common Shares on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of Class A Common Shares in a name other than your name. Certificates representing Class A Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

The conversion rate will be subject to adjustment for, among other things:

o dividends (and other distributions) payable in Class A Common Shares on shares of its capital stock,

o the issuance to all holders of Class A Common Shares of rights, options or warrants entitling them to subscribe for or purchase Class A Common Shares at less than the then Current Market Price of such Class A Common Shares (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants;

o    subdivisions, combinations and reclassifications of Class A Common Shares,

o distributions to all holders of Class A Common Shares of evidences of indebtedness of the Company, capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations as discussed below);

o distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation as discussed below) to all holders of Class A Common Shares in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 12 month period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by the Company or any of its subsidiaries for Class A Common Shares concluded within the preceding 12 month period in respect of which no adjustment has been made, exceeds 10% of its market capitalization (being the product of the Current Market Price per share of the Class A Common Shares on the record date for such distribution and the number of shares of Class A Common Shares then outstanding); and

o the successful completion of a tender offer made by the Company or any of its subsidiaries for Class A Common Shares which involves an aggregate consideration that, together with any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Class A Common Shares expiring within the 12 month period preceding the expiration of such tender offer in respect of which no adjustment has been made, exceeds 10% of its market capitalization on the expiration of such tender offer.

The Company reserves the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as the Company considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. The Company will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. The Company will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered Notes of any adjustments.

In case of any consolidation or merger of the Company with or into another entity or any merger of another entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of Class A Common Shares), or in case of any sale or transfer of all or substantially all the Company's assets, each Note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of Class A Common Shares into which the Notes were convertible immediately prior to the consolidation or merger or sale or transfer. The Company may increase the conversion rate for any period of at least 20 days, upon at least 15 days' notice, if its board of directors determines that the increase would be in its best interest. The board of directors' determination in this regard will be conclusive. The Company will give holders of Notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of Class A Common Shares exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control as defined below.

    The Company may also increase the conversion rate for the remaining term of the Notes or any shorter period in order to avoid or diminish any income tax to any holders of Class A Common Shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Class A Common Shares or rights to subscribe for Class A Common Shares, and, pursuant to the adjustment provisions of the Indenture, the conversion price (as defined in the Indenture) of the Notes is reduced, that reduction may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of Notes. See "Certain United States Federal Income Tax Considerations -- Dividends on Class A Common Shares" at page 30.

SUBORDINATION


The Notes are subordinated and, as a result, the payment of the principal, any premium and interest on the Notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of all its Senior Indebtedness. The Notes are also effectively subordinated to any debt or other liabilities of its subsidiaries. As of September 30, 2001, the Company had approximately
$867.4 million of senior debt outstanding and the aggregate amount of liabilities of its subsidiaries was approximately $204.7 million, including trade payables.


"Senior Indebtedness" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

o all the Company's indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation, including without limitation, the senior subordinated Notes;

o    all the Company's obligations for money borrowed;

o all the Company's obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

o all the Company's obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

o all the Company's obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

o all the Company's obligations with respect to letters of credit, bankers' acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

o all the Company's obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

o all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on its property; and

o renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior Indebtedness will not include the Notes or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the Notes.

The Company may not make any payment on account of principal, premium or interest on the Notes, or redemption or repurchase of the Notes, if either of the following occurs:

o the Company defaults in its obligations to pay principal, premium, interest or other amounts on its Senior Indebtedness, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that the Company may have to make those payments; or

o any other default occurs and is continuing on any Designated Senior Indebtedness (as defined below) and (1) the default permits the holders of the Designated Senior Indebtedness to accelerate its maturity and (2) the Trustee has received a notice (a "Payment Blockage Notice") of the default from the Company, the holder of such debt or such other person permitted to give such notice under the Indenture.

If payments of the Notes have been blocked by a payment default on Senior Indebtedness, payments on the Notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the Notes have been blocked by a nonpayment default, payments on the Notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or ceases to exist or (2) 179 days after the Payment Blockage Notice is received if the maturity of the Designated Senior Indebtedness has not been accelerated.

No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the Trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Indebtedness has blocked payment on the Notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced pursuant to a subsequent Payment Blockage Notice until both of the following are satisfied:

o 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

o all scheduled payments of principal, any premium and interest with respect to the Notes that have come due have been paid in full in cash.

"Designated Senior Indebtedness" means the Company's obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company are a party), whether or not executed contemporaneously with the incurrence of such Senior Indebtedness, expressly provides that such indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture. The instrument, agreement or other document evidencing any Designated Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

In addition, upon any acceleration of the principal due on the Notes as a result of an Event of Default or upon any payment or distribution of its assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Indebtedness must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, the Company's creditors who are holders of Senior Indebtedness are likely to recover more, ratably, than you are, and you will be likely to experience a reduction or elimination of payments on the Notes.

Further, the Notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of the Company's subsidiaries. This occurs because the Company's right to receive any assets of its subsidiaries upon their liquidation or reorganization, and the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that the Company is recognized as a creditor of such subsidiary, in which case its claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

The Indenture does not limit the Company's ability to incur Senior Indebtedness or its ability or the ability of its subsidiaries to incur any other indebtedness.

REDEMPTION

The Company may not optionally redeem the Notes at any time.

No sinking fund is provided for the Notes.

The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market, by tender at any price or by private agreement. Any note that the Company purchases may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at its option, be surrendered to the Trustee for cancellation. Any Notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

PAYMENT AND CONVERSION

The Company will make all payments of principal and interest on registered Notes by U.S. dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered Notes with a face value greater than $2,000,000, at your request the Company will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the Notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on the January 1 or the July 1 (whether or not a business day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). If you hold registered Notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the Trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

Payments on any global note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any of its agents or the Trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or
(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Company will not be required to make any payment on the Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights".

The Company has initially appointed the Trustee as paying agent and conversion agent. The Company may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

All moneys deposited with the Trustee or any paying agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to the Company, and you will then look only to the Company for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

If a Change in Control as defined below occurs, you will have the right, at your option, to require the Company to repurchase all of your Notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price the Company is required to pay is 100% of the principal amount of the Notes to be repurchased plus interest and liquidated damages, if any, accrued to the repurchase date.

At its option, instead of paying the repurchase price in cash, the Company may pay the repurchase price in Class A Common Shares valued at 95% of the average of the closing prices of Class A Common Shares for the five trading days immediately preceding and including the third trading day prior to the repurchase date. The Company may only pay the repurchase price in its common stock if the Company satisfies conditions provided in the Indenture.

Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to you notice of the Change in Control and of the repurchase right arising as a result of the Change in Control and to make a public announcement thereof by release made to Reuters Economic Services and Bloomberg Business News. The Company must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of its notice irrevocable written notice to the Trustee of your exercise of your repurchase right, together with the Notes with respect to which the right is being exercised. The Company is required to repurchase the Notes on the date that is 45 days after the date of its notice.

A Change in Control will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(1)   any person, including any syndicate or group deemed to be a "person" under
      Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company's capital stock entitling the person to exercise 50% or more of the total voting power of all shares of such capital stock that is entitled to vote generally in elections of directors, other than (i) an acquisition by the Company, any of its subsidiaries or any of its employee benefit plans or
      (ii) any such acquisition by Morry Weiss, Judith A. Weiss, Harry H. Stone, Gary Weiss, Jeffrey Weiss, Zev Weiss, Elie Weiss and the Irving I. Stone Limited Liability Co. (collectively, the "Principals") or any person controlled by any of the Principals, so long as any such acquisition does not result, directly or indirectly, in a "going private transaction" within the meaning of the Exchange Act; or

(2) the Company merges or consolidates with or into any other person, any merger of another person into the Company, or the Company conveys, sells, transfers or leases all or substantially all of its assets to another person, other than any such transaction:

     o that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company's capital stock, and pursuant to which the holders of Class A Common Shares immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or

     o which is effected solely to change the Company's jurisdiction of incorporation and results in a reclassification, conversion or exchange of its outstanding Class A Common Shares solely into common shares of the surviving entity.

However, a Change in Control will not be deemed to have occurred if either (A) the closing price per share of Class A Common Shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the Notes become convertible into such Class A Common Shares.

For purposes of these provisions:

o    the conversion price is equal to $1,000 divided by the conversion rate;

o whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

o "person" includes any syndicate or group that would be deemed to be a "person" under Section 13 (d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. The Company will comply with this rule to the extent it applies at that time.

The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of its assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require the Company to repurchase your Notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of its assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if the Company is involved in a highly leveraged or other transaction that may adversely affect you.

Its ability to repurchase Notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in or cause an event of default under, or be prohibited or limited by, the terms of its Senior Indebtedness. As a result, unless the Company were to obtain a waiver, a repurchase of the Notes could be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. Although the Company has the right to repurchase the Notes with Class A Common Shares, subject to certain conditions, the Company cannot assure you that the Company would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. If the Company were to fail to repurchase the

Notes when required following a Change in Control, an Event of Default under the Indenture would occur, whether or not such repurchase were permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under the Company's Senior Indebtedness. See "-- Subordination" at page 21.

MERGERS AND SALES OF ASSETS

The Company may not consolidate with or merge into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person unless:

o the person formed by such consolidation or into or with which the Company is merged or the person to which its properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if the Company is not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the Notes and the performance of its other covenants under the Indenture; and

o immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

EVENTS OF DEFAULT

The following are Events of Default under the Indenture:

o the Company fails to pay principal of or premium, if any, on any Note when due, whether or not prohibited by the subordination provisions of the Indenture;

o the Company fails to pay any interest on any Note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the Indenture;

o the Company fails to provide notice of a Change in Control, whether or not such notice is prohibited by the subordination provisions of the Indenture;

o the Company fails to perform any other covenant in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture;

o any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by the Company in an aggregate principal amount in excess of $20,000,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 60 days after notice as provided in the Indenture; and

o certain events of bankruptcy, insolvency or reorganization involving the Company.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the Trustee. Subject to providing indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to the Company occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all Notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to the Company occurs, then the principal of, and accrued interest on, all the Notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the Notes or the Trustee. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver" at page 27.

You will not have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless you give the Trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute proceedings, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with the written request and shall have failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest on your Note on or after the respective due dates expressed in your Note or your right to convert your Note in accordance with the Indenture.

The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

The Indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the holders of the Notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

However, a modification or amendment requires the consent of the holder of each outstanding Note affected if it would:

o    change the stated maturity of the principal or interest of a Note;

o    reduce the principal amount of, or any premium or interest on, any Note;

o    reduce the amount payable upon a redemption or mandatory repurchase;

o modify the provisions with respect to the repurchase rights of holders of Notes in a manner adverse to the holders;

o    change the place or currency of payment on a Note;

o impair the right to institute suit for the enforcement of any payment on any Note;

o    modify the obligation to maintain an office or agency in New York City;

o modify the subordination provisions in a manner that is adverse to the holders of the Notes;

o    adversely affect the right to convert the Notes;

o modify the Company's obligation to deliver information required under Rule 144A to permit resales of the Notes and Class A Common Shares issued upon conversion of the Notes if the Company cease to be subject to the reporting requirements under the Exchange Act;

o reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the Indenture;

o reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

o reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of Notes at which a resolution is adopted.


The holders either through written consent of a majority in aggregate principal amount of the outstanding Notes or by the adoption of a resolution, at a meeting of holders of the outstanding Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of Notes represented at such meeting may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest which has not been cured or in respect of a provision which cannot be modified or amended without the consent of all the holders affected.

NOTICE TO INVESTOR

Notice to holders of the registered Notes will be given by mail to the addresses as they appear in the security register. Such notices will be deemed to have been given on the date of such mailing. Notice of a redemption of Notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the Notes will be irrevocable.

REPLACEMENT OF NOTES

The Company will replace any Note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

The Company will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, United States of America.


THE TRUSTEE

If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK


The Company, an Ohio corporation, has authorized capital stock consisting of 203,432,968 common shares, classified as 187,600,000 Class A Common Shares, par value $1.00 per share, and 15,832,968 Class B common shares, par value $1.00 per share. As of September 30, 2001, 62,758,273 Class A Common Shares were issued and outstanding and held by approximately 6,198 holders of record and individual participants in security position listings. These shares are currently listed on the New York Stock Exchange under the ticker symbol "AM." Each Class A Common Share is entitled to one vote on all matters presented to shareholders. Holders of Class A Common Shares have no pre-emptive rights to purchase or have offered to them for purchase any stock of any class of the Company, and the Class A Common Shares are neither redeemable nor convertible into any other securities.


At September 30, 2001, 4,626,791 Class B Common Shares were issued and outstanding and held by 189 holders of record and individual participants in security position listings. There is no public trading market for the Class B Common Shares, which are held by members of the founder's extended family, officers and directors of the Company and their extended family members, family trusts, institutional investors and certain other persons. Each Class B Common Share is entitled to ten votes on all matters presented to shareholders and is convertible at the option of the holder to one Class A Common Share; provided, however, that the holder must first tender the share to the Company pursuant to its right to repurchase the share at the then-market value for the Class A Common Shares. Class B Common Shares may only be transferred by the holder to the company or certain permitted transferees, a group which generally includes members of the holder's extended family, family trusts and certain charities. Certain Class B Common Shares are subject to a Shareholders' Agreement, dated November 19, 1984, which provides that shareholders who are parties thereto will offer Class B Common Shares to the other signatory shareholders and then to the Company before transferring Class B Common Shares outside of a group consisting of certain family members, family trusts, charities and the Company. The Shareholders' Agreement terminates on December 31, 2014, unless extended. Subject to the restrictions below, the Company may issue or transfer Class B Common Shares to any person, including pursuant to its employee and dividend reinvestment plans. The Company may not issue additional Class B Common Shares, unless at the same time it also issues Class A Common Shares in an amount sufficient to prevent any reduction in the then existing relative voting power of the holders of Class A Common Shares and reserves a sufficient number of additional authorized but unissued Class A Common Shares for issuance on conversion of the newly issued Class B Common Shares. This limitation does not apply to issuances of Class B Common Shares held in treasury. Each holder of Class B Common Shares has a pre- emptive right to purchase any Class B Common Shares (other than treasury shares) offered by the company for cash, in proportion to his respective holdings of all Class B Common Shares.


Any proposal to amend the Company's Articles of Incorporation to increase the authorized number of Class A Common Shares or Class B Common Shares requires the approval of at least two-thirds of the then outstanding shares of each class, voting separately as a class.

Generally, in all other respects Class A Common Shares and Class B Common Shares are identical and have similar rights, privileges, qualifications, limitations and restrictions. Management may not declare a share dividend, split or combination with respect to either class of its capital stock, unless a corresponding action is taken with respect to the other class. Holders of each class are entitled to receive ratably such dividends as may be declared by the Company's board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, a holder of shares of either class of its capital stock is entitled to share ratably in the entire net assets of the Company, after payment in full of all liabilities of the Company. All outstanding shares are fully paid and nonassessable.

The Ohio Control Share Acquisition Act and the Ohio Merger Moratorium Act, which are applicable to the Company as an Ohio corporation, may have the effect of delaying, deferring or preventing any takeover attempt or change in control.

The board of directors is classified into three classes consisting of not less than three directors each, with one class being elected each year. These provisions regarding directors may be amended only by holders entitled to vote at least two-thirds of the voting power of the Company on such matter. Under certain circumstances, including adequate notice to the Company in advance of a shareholders' meeting to vote for the election of directors, a holder of either class of the Company's capital stock may cause cumulative voting in such election of directors to be invoked. These provisions may also have the effect of delaying, deferring or preventing a takeover attempt or change in control.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes and the Class A Common Shares into which the Notes may be converted. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and the Company has not obtained, nor does the Company intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below. This summary generally applies only to holders that purchase or hold Notes (and the Class A Common Shares into which the Notes may be converted) as "capital assets" (generally, property held for investment). Furthermore, this summary generally applies only to holders who are beneficial owners of Notes or Class A Common Shares acquired by conversion of the Notes and are (i) citizens or residents of the United States, (ii) corporations (or any other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any state,
(iii) estates, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust. Income earned through a foreign or domestic partnership is subject to special rules that are generally not discussed here. This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, tax-exempt organizations, banks, dealers in securities, persons who hold Notes or Class A Common Shares as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction or persons who have ceased to be U.S. citizens or taxed as resident aliens. Finally, this summary does not describe any tax considerations arising under the laws of any applicable foreign, state or local jurisdiction.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES.

HOLDERS

INTEREST ON NOTES

A holder will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF NOTES

A holder will generally recognize capital gain or loss if the holder disposes of a Note in a sale, redemption or exchange other than a conversion of the Note into Class A Common Shares. The holder's gain or loss will equal the difference between the proceeds received by the holder, excluding any proceeds that are attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income, and the holder's adjusted tax basis in the Note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the Note. The holder's tax basis in the Note will generally equal the amount the holder paid for the Note. The gain or loss will be long-term capital gain or loss if the holder held the convertible Note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 20%. The deductibility of capital losses may be subject to limitation.

ADJUSTMENT OF CONVERSION RATE

The terms of the Notes allow for changes in the conversion rate of the Notes in certain circumstances. A change in conversion rate that allows holders to receive more Class A Common Shares on conversion may result in a taxable dividend to holders, although they would not actually receive any cash or other property. A taxable dividend may result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or other property to its stockholders. However, not all changes in the conversion rate that allow holders to receive more stock on conversion will result in a taxable dividend to holders. For instance, a change in the conversion rate may occur in order to prevent the dilution of the holders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as taxable dividends.

CONVERSION OF NOTES

A holder generally will not recognize any income, gain or loss on converting a
Note into Class A Common Shares. If a holder receives cash in lieu of a fractional share of stock, however, the holder will be treated as if the holder received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of the holder's basis in the stock attributable to the fractional share. The holder's aggregate basis in the Class A Common Shares will equal the holder's adjusted basis in the corresponding Note (increased by any cash paid by such holder at the time of such conversion, which will generally be paid as interest), less any portion allocable to any fractional share. The holder's holding period for the stock will include the holding period for the corresponding Note.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL USING CLASS A COMMON SHARES

If a holder exercises its right to require the Company to repurchase a Note upon a change of control, the Company may, in lieu of paying the repurchase price in cash, use Class A Common Shares to repurchase the Note if certain conditions are met. In the event the Company elects to use stock (rather than cash) to repurchase the Note, the U.S. federal income tax treatment of the receipt of the stock to the holder will depend upon whether the Notes are "securities" within the meaning of the Code provisions relating to tax-free reorganizations. If the Notes are "securities," the repurchase of the Note with stock should qualify as a tax-free recapitalization. If, on the other hand, the Notes are not "securities" within the meaning of such provisions, the repurchase of the Note with the stock will be a fully taxable transaction. The test as to whether a debt instrument is a "security" is based on a number of facts and circumstances that involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Debt instruments with a term of five years or less generally have not qualified as "securities" whereas debt instruments with a term of ten years or more generally have qualified as "securities."

Based on the foregoing, although not free from doubt, in the event the Company uses stock to repurchase the Note of a holder, the Company believes that the transaction would not qualify as a tax-free recapitalization and, accordingly, the holder should recognize gain or loss on the repurchase of Notes using Class A Common Shares in an amount equal to the fair market value of the Class A Common Shares and any cash received in the repurchase minus such holder's adjusted tax basis in the surrendered Notes. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Notes have been held for more than one year. The deductibility of capital losses is subject to limitations. Holders must recognize ordinary interest income to the extent any Class A Common Shares or cash received is attributable to any interest accrued on Notes repurchased, to the extent such interest has not been included in the income of the holder. A holder's initial tax basis in the Class A Common Shares received would be equal to its fair market value on the exchange date, and the holding period for the Class A Common Shares would begin on the day immediately after the exchange date.

If, on the other hand, the repurchase of the Note with the Class A Common Shares qualifies as a tax-free recapitalization, a holder will not recognize any gain or loss, except to the extent the Class A Common Shares is attributable to accrued interest on the Notes, which will be recognized as ordinary interest income to the extent the holder has not previously included the accrued interest in income. A holder's tax basis in shares of Class A Common Shares attributable to accrued interest generally will equal the amount of such accrued interest included in income and the holding period of such Class A Common Shares will begin on the day following the exchange date.

BECAUSE THE DETERMINATION OF WHETHER THE NOTES CONSTITUTE SECURITIES UNDER THE CODE PROVISIONS REGARDING TAX- FREE REORGANIZATIONS IS UNCLEAR, HOLDERS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE APPROPRIATE TAX TREATMENT OF A REPURCHASE OF NOTES USING CLASS A COMMON SHARES PURSUANT TO A CHANGE IN CONTROL.

DIVIDENDS ON CLASS A COMMON SHARES

If, after a holder converts a Note into Class A Common Shares, the Company makes a distribution of cash or other property (other than a pro rata distribution of its common stock) in respect of that stock, the distribution will be treated as a dividend, taxable to the holder as ordinary income, to the extent it is paid from its current or accumulated earnings and profits. If the distribution exceeds the Company's current and accumulated earnings and profits, the excess will be treated first as a tax- free return of the holder's investment, up to the holder's basis in Class A Common Shares. Any remaining excess will be treated as capital gain. If the holder is a corporation, it may be able to claim a deduction for a portion of any distribution received that is considered a dividend.

SALE OR EXCHANGE OF COMMON SHARES

A holder will generally recognize capital gain or loss on a sale or exchange of Class A Common Shares. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss will be long-term capital gain or loss if the holder's holding period for the stock (taking into account the holder's holding period for the corresponding Note) is more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 20%. The deductibility of capital losses may be subject to limitation.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Information reporting and backup withholding may apply to payments of principal and interest on a Note, dividends on Class A Common Shares or the proceeds from the sale or other disposition of a Note or Class A Common Shares with respect to certain noncorporate holders. Such holders generally will be subject to backup withholding unless the holder provides to the payor a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the holder's federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF ITS NOTES OR CLASS A COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                 SELLING HOLDERS

The Company initially issued the Notes to Goldman, Sachs & Co., NatCity Investments, Inc. and McDonald Investments Inc., the initial purchasers, who then sold the Notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to institutional "accredited investors" (as defined in Rule 501 under the Securities Act) in compliance with Regulation D under the Securities Act and to non-U.S. persons outside the U.S. in compliance with Regulation S. The selling holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus or a prospectus supplement any or all of the Notes and Class A Common Shares issuable upon conversion of the Notes.

No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified the Company and a supplement to this prospectus has been filed or an amendment to the registration statement of which this prospectus is a part has become effective. The Company will supplement or amend this prospectus to include additional selling holders upon request and upon provision of all required information to the Company. Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

The following table sets forth information, as of September 17, 2001, about each selling holder, including the name, the number and percentage of the Notes beneficially owned and being offered by the selling holder and the number and percentage of Class A Common Shares beneficially owned and being offered by the selling holder. This information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Notes or Class A Common Shares into which the Notes are convertible. Because the selling holders may offer all or some portion of the Notes or Class A Common Shares, the Company cannot estimate the amount of the Notes or Class A Common Shares that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, none of the selling holders nor any of their affiliates, officers, directors or principal entity holders has held any position or office or has had any material relationship with the Company within the past three years.



------------------------------------------------------------ ----------------------- ------------ --------------- ------------
                         NAME (1)                             PRINCIPAL AMOUNT OF     PERCENTAGE     UNDERLYING   PERCENTAGE OF
                                                               NOTES BENEFICIALLY      OF NOTES   CLASS A COMMON     CLASS A
                                                             OWNED THAT MAY BE SOLD  OUTSTANDING  SHARES THAT MAY COMMON SHARES
                                                                                                    BE SOLD (2)    OUTSTANDING
                                                                                                                   AFTER THE
                                                                                                                  OFFERING (3)
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
AAM/Zazove Institutional Fund L.P.                                $1,500,000             * %         107,919           * %
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
AIG SoundShore Holdings Ltd.                                       1,921,000            1.10         138,209           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
AIG SoundShore Strategic Holding Fund Ltd.                          529,000               *           38,059           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
American Samoc Government                                            73,000               *           5,252            *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Argent Classic Convertible Arbitrage Fund L.P.                     1,000,000              *           71,946           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Argent Convertible Arbityrage Fund (Bermuda) Ltd.                  1,800,000            1.03         129,503           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Argent Convertible Arbityrage Fund ltd.                            2,650,000            1.51         190,658           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Argent LowLev Convertible Arbitrage Fund LLC                        500,000               *           35,973           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Bear, Stearns & Co. Inc.                                           1,000,000              *           71,946           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
BN Convertible Securities Top Fund                                  420,000               *           30,217           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
BNP Paribas Equity Strategies, SNC                                 27,031,000           15.45       1,944,788        3.01
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
BP Amoco PLC, Master Trust                                         2,784,000            1.60         200,299           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
CALAMOS convertible Portfolio - CALAMOS Advisors Trust              140,000               *           10,072           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Consulting Group Capital Markets Fund                               470,000               *           33,814           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
CALAMOS Convertible Fund - CALAMOS Investment Trust                3,500,000            2.00         251,813           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
CALAMOS Market Neutral Fund - CALAMOS Investment Trust             5,300,000            3.03         381,316           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Class I C Company                                                 2,250,000             1.29         161,879          *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Coastal Convertibles Ltd.                                           500,000               *           35,973           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Cooper Neff Convertible Strategies Fund, LP                        5,964,000            3.41         429,089           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Caspain Capital Partner LP                                         1,800,000            1.03         129,503           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Century - National Insurance Company                               1,200,000              *           86,335           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Eagle Pacific Insurance Company                                     200,000               *           14,389           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Estate of James Campbell                                            395,000               *           28,418           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
First Mercury Insurance Company Total Return                         50,000               *           3,597            *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
First Union Securities Inc.                                        4,850,000            2.77         348,941           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Foundation Matthew                                                   70,000               *           5,036            *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Grace Brothers Management, LLC                                     1,000,000              *           71,946           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Gulf Investment Corporation                                         370,000               *           26,620           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
GW Capital, Inc.                                                   1,000,000              *           71,946           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
HFR Zazove Master Trust                                             300,000               *           21,583           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Hotel Union & Hotel Industry of Hawaii                              790,000               *           56,837           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
HSBC Global Custody Nominee (UK) Limited                           1,500,000              *          107,919           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
James Campbell Corporation                                          519,000               *           37,340           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Jefferies & Co.                                                     500,000               *           35,973           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Jefferies & Co, Inc.                                                 17,000               *           1,223            *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Kanawha Insurance Company                                           800,000               *           57,557           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Lombard Odier & Cie                                                 200,000               *           14,389           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Lyxor Master Fund                                                   350,000               *           25,181           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Mariner LDC                                                        1,200,000              *           86,335           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
National Union Fire Insurance Company of Pittsburgh                4,000,000            2.29         287,786           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Northern Income Equity Fund                                        1,000,000              *           71,946           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Pacific Eagle Insurance Company                                     100,000               *           7,194            *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Palona Securities LLC                                              21,000,000           12.00       1,510,878        2.35
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
Quattro Fund Ltd.                                                  5,050,000            2.89         363,330           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
San Diego County Employees Retirement                              2,000,000            1.14         143,893           *
------------------------------------------------------------ ----------------------- ------------ --------------- ------------
SCI Endowment Care Common Trust Fund - First Union                   45,000               *          3,237            *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
SCI Endowment Care Common Trust Fund - National Fiduciary           115,000               *          8,273            *
Services
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
SCI Endowment Care Common Trust Fund-Suntrust                        45,000               *          3,237            *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Southdown Pension Plan                                              155,000               *          11,151           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Sturgeon Limited                                                   1,955,000            1.12        140,655           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
TQA Master Plus Fund, Ltd.                                         1,000,000              *          71,946           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Tribeca Investments L.L.C.                                         12,250,000           7.00        881,345         1.38
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Union Carbide Retirement Account                                    900,000               *          64,751           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Value Line Convertible Fund, Inc.                                   250,000               *          17.986           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Viacom Inc. Pension Plan Master Trust                                83,000               *          5,971            *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Zazove Convertible Securities Fund Inc.                            1,000,000              *          71,946           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Zazove Hedged Convertible Fund L.P.                                1,700,000              *         122,309           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Zurich Institutional Benchmarks                                     389,000               *          27,987           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Zurich Institutional Benchmarks Master Fund Ltd.                   1,300,000              *          93,530           *
------------------------------------------------------------ ----------------------- ----------- --------------- ------------
Unnamed holders of Notes or any future transferees,                44,220,000           25.27      3,181,478        4.82
pledgees, donees or successors of or from any such unnamed
holders (4)
------------------------------------------------------------ ----------------------- ----------- --------------- ------------


-------------------------------------

* Less than 1%

(1) The Selling Securityholders and the amount of Notes held by them are set forth herein as of September 17, 2001 and will be updated as required.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of 71.9466 Class A Common Shares per $1,000 principal amount of Notes. The conversion rate and the number of Class A Common Shares issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of Class A Common Shares issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Based upon 62,758,273 Class A Common Shares outstanding as of September 17, 2001, treating as outstanding the total number of Class A Common Shares shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder.

(4) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Class A Common Shares other than the Class A Common Shares issuable upon conversion of the Notes at the initial conversion rate. No such unnamed holder may offer Notes pursuant to this prospectus until such unnamed holder is included as a Selling Securityholder in a supplement to this prospectus in accordance with the Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell Notes and Class A Common Shares into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The Notes and Class A Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Notes or its common stock may be listed or quoted at the time of sale;

o    in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether the options are listed on an options exchange or otherwise; or

o    through the settlement of short sales.

In connection with the sale of Notes and Class A Common Shares, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes or Shares in the course of hedging the positions they assume. The selling holders may also sell the Notes or Class A Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Notes or Class A Common Shares to broker-dealers that in turn may sell these securities. The aggregate proceeds to the selling holders from the sale of the Notes or Class A Common Shares offered by them will be the purchase price of the Notes or Class A Common Shares less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or Class A Common Shares to be made directly or through agents. The Company will not receive any of the proceeds of this offering. The Class A Common Shares are quoted on the New York Stock Exchange under the trading symbol "AM." The Notes are currently designated for trading on the PORTAL Market of the NASD. In order to comply with the securities laws of some states, if applicable, Notes and Class A Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states Notes and Class A Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with. The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and Class A Common Shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

                                  LEGAL MATTERS

The legality of the Notes and the Class A Common Shares has been passed on for the Company by Brouse McDowell, Akron, Ohio.

                                     EXPERTS

The consolidated financial statements and schedule of American Greetings Corporation, appearing in American Greetings Corporation's Annual Report (Form 10-K) for the fiscal year ended February 28, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the Notes and the Class A Common Shares, and do not include fees and expenses incurred in connection with the initial issuance of the Notes in the private sale on June 29, 2001. All the amounts shown are estimates, except for the Commission registration fee which is the actual amount paid in connection with the registration of the $175,000,000 principal amount of Notes being registered under this Registration Statement.


                  Securities and Exchange Commission registration fee                       $    43,750
                  Accounting fees and expenses  .....................................            18,500
                  Printing fees and expenses ........................................             5,000
                  Legal fees and expenses ...........................................            17,500
                  Miscellaneous......................................................             2,500
                                                                                             ===========
                            Total....................................................       $    87,250





Item 15.          Indemnification of Directors And Officers.

Section 1701.13(E) of the Ohio Revised Code authorizes the indemnification of officers and directors in defense of any civil, criminal, administrative or investigative proceeding. Article IV of the Regulations of the company provides for indemnification in terms consistent with the statutory authority, and the company maintains insurance covering certain liabilities of the directors and the elected and appointed officers of the company and its subsidiaries, including liabilities under the Securities Act.

Item 16.          Exhibits.

                  See the Exhibit Index at page E-1 of this Registration Statement.

Item 17.          Undertakings.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range May be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Security Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 May be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland and State of Ohio, as of the 19th day of October, 2001.


                                           AMERICAN GREETINGS CORPORATION


                                           By: /s/Jon Groetzinger, Jr.
                                               ----------------------------
                                                 Jon Groetzinger, Jr., Secretary



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 19, 2001.



SIGNATURE                                                                  TITLE
/s/Morry Weiss                                             Chairman of the Board; Chief Executive Officer;
--------------                                             Director (principal executive officer)
Morry Weiss

/s/James C. Spira                                          President; Chief Operating Officer; Director
-----------------
James C. Spira

/s/Scott B. Cowen                                          Director
-----------------
Scott S. Cowen

/s/Stephen R. Hardis                                       Director
--------------------
Stephen R. Hardis

/s/Jack Kahl                                               Director
------------
Jack Kahl

/s/Harriet Mouchly-Weiss                                   Director
------------------------
Harriet Mouchly-Weiss

/s/Charles A. Ratner                                       Director
--------------------
Charles A. Ratner

/S/Harry H. Stone                                          Director
-----------------
Harry H. Stone

/s/Jerry Sue Thornton                                      Director
---------------------
Jerry Sue Thornton

/s/William S. Meyer                                        Senior Vice President; Chief Financial Officer
--------------------                                       (principal financial officer)
William S. Meyer

/s/Joseph B. Cipollone                                     Vice President; Corporate Controller (principal
----------------------                                     accounting officer)
Joseph B. Cipollone

                         AMERICAN GREETINGS CORPORATION

                                  EXHIBIT INDEX


  EXHIBIT           DOCUMENT NAME
  NUMBER

4.1                 Indenture dated as of June 29, 2001 between the registrant, as issuer, and National City Bank, as Trustee, with respect to the registrant's 7.00% Convertible Subordinated Notes due July 15,
                    2006

4.2                 Form of the registrant's 7.00% Convertible Subordinated Notes due July 15, 2006 (included in
                    Exhibit 4.1)

4.3                 Form of Class A Common Shares certificate, incorporated by reference to Exhibit 4(c) to the
                    Company's registration statement No. 33-39726 on Form S-3, filed with the Commission on May
                    6, 1991

5                   Opinion of Brouse McDowell, A Legal Professional Association, as to the validity of the Notes and the Class A Common Shares

12                  Statement re Computation of Ratio of Earnings to Fixed Charges*

23.1                Consent of Independent Auditors*

23.2                Consent of Brouse McDowell (included in Exhibit 5.1)

24                  Power of Attorney

25                  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939*

* Filed with this Amendment No. 1


                                       E-1